                                 SECURITIES AND EXCHANGE COMMISSION

                                       Washington, D.C.  20549

                                              Form N-1A

                                    REGISTRATION STATEMENT UNDER

                                 THE INVESTMENT COMPANY ACT OF 1940 _X_

                                           AMENDMENT NO. 4

                                          File No. 811-7393


                                        GROWTH AND INCOME TRUST
                         (Exact Name of Registrant as Specified in Charter)


                             IDS Tower 10, Minneapolis, MN  55440-0010
                        (Address of Principal Executive Offices)  (Zip Code)

             Registrant's Telephone Number, including Area Code:  612-671-2772

                                           Leslie L. Ogg
                901 S. Marquette Avenue Suite 2810,Minneapolis, MN 55402-3268
                           (Name and Address of Agent for Service)



          Information about Balanced Portfolio, Equity Portfolio, Equity Income Portfolio and Total Return Portfolio is incorporated herein by reference from Strategist Growth and Income Fund, Inc. Registration Statement No. 33-63907, Post-Effective Amendment No. 2 (the Feeder Fund Filing), filed electronically on or about Nov. 28, 1997.

                                     PART A

Item 1-3: Responses to Items 1 through 3 have been omitted pursuant to Paragraph 4 of Instruction F of the General Instructions to Form N-1A.

Item 4:           General Description of Registrant.


Growth and Income Trust (the Trust) is an open-end management investment company organized as a Massachusetts business trust on Oct. 2, 1995. The Trust consists of four series: Balanced Portfolio, Equity Portfolio, Equity Income Portfolio and Total Return Portfolio. As used in this document, "the Portfolio" refers to each Portfolio in the Trust. The Portfolio issues units of beneficial interest without any sales charge. Units in the Portfolio are issued solely in private placement transactions that do not involve any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the 1933
Act). Investments in the Portfolio may be made only by investment companies, common or commingled trust funds or similar organizations or entities that are accredited investors within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any security within the meaning of the 1933 Act. Organizations or entities that become holders of units of beneficial interest of the Trust are referred to as unitholders.


Goals and types of Portfolio investments and their risks

The section entitled "Goals and types of Fund investments and their risks" in Part A of the Feeder Fund Filing is incorporated herein by reference.

Investment policies and risks

The section entitled "Investment policies and risks" in Part A of the Feeder Fund Filing is incorporated herein by reference.

Item 5:           Management of the Fund.

The Board


The Trust has a board of trustees (the board) that has primary responsibility for the overall management of the Trust. It elects officers and retains service providers to carry out day-to-day operations.

The Advisor


The sections entitled "Manager and distributor," "Investment manager" and "About the Advisor" in Part A of the Feeder Fund Filing are incorporated herein by reference.


The Advisor also has been retained to provide transfer agent services (handling unitholder accounts) and administrative services.

Portfolio managers


The section entitled "Portfolio managers" in Part A of the Feeder Fund Filing is incorporated herein by reference.


Item 5A: Response to Item 5A has been omitted pursuant to Paragraph of Instruction F of the General Instructions to Form N-1A.

Item 6:           Capital Stock and Other Securities.

The Trust is an open-end, management investment company organized as a Massachusetts business trust on Oct. 2, 1995 and is registered under the Investment Company Act of 1940, as amended (the 1940 Act). The Trust is authorized to issue an unlimited number of units of beneficial interest. Each unit of the Trust has one vote, and, when issued, is fully paid, non-assessable, and redeemable. Units have cumulative voting rights when electing trustees. Currently, the Trust has four series of units. The assets and liabilities of each series are separate and distinct from any other series. Additional series may be added in the future by the board.

A unitholder's interest in the Trust cannot be transferred, but the unitholder may withdraw all or any portion of its investment at any time at net asset value. Under the terms of the Declaration of Trust on file with the Secretary of State of the Commonwealth of Massachusetts, all persons having any claim against the Trust or the Portfolio shall look only to the assets of the Trust or that particular Portfolio for payment and no unitholder, trustee, officer or agent shall be held personally liable.

The Portfolio is identified as a partnership for tax purposes and is not subject to any federal income tax. However, each unitholder in the Portfolio is taxable on its share (as determined in accordance with the governing instruments of the Trust) of the Portfolio's ordinary income and capital gain pursuant to the rules governing the unitholders. The determination of each unitholder's share will be made in accordance with the Internal Revenue Code of 1986, as amended (the
Code), regulations promulgated thereunder and the Declaration of Trust.

The Portfolio's taxable year-end is Sept. 30. It is intended that the Portfolio's assets, income and distributions will be managed to satisfy the requirements of Subchapter M of the Code assuming that a unitholder invests all its assets in the Portfolio.

There are tax issues that are relevant to unitholders who purchase units with assets rather than cash. Such purchases will not be taxable provided certain requirements are met. Unitholders are advised to consult their own tax advisors about the tax consequences of investing in the Portfolio.

Item 7:           Purchase of Securities Being Offered.


The Portfolio's units are not registered under the 1933 Act and may not be sold publicly. Instead, units are offered pursuant to exemptions from the 1933 Act in private transactions.


Units are offered only to other investment companies and certain institutional investors. All units are sold without a sales charge. All investments in the Portfolio are credited to the unitholder's account in the form of full and fractional units of the Portfolio (rounded to the nearest 1/1000 of a unit). The Portfolio does not issue stock certificates.

The minimum initial investment is $5,000,000 with no minimum on subsequent investments.


Net asset value (NAV) is the total value of the Portfolio's investments and other assets less any liabilities. Each unit has a value of $1.00. The Portfolio is deemed to have outstanding the number of units equal to its NAV and each unitholder is deemed to hold the number of units equal to its proportionate investment in the Portfolio. NAV is calculated at the close of business, normally 3 p.m. Central time, each business day (any day the New York Stock Exchange is open).


American Express Financial Advisors Inc. (the Placement Agent), a wholly-owned subsidiary of the Advisor, serves as the Placement Agent for the Trust. The Placement Agent is located at IDS Tower 10, Minneapolis, MN 55440-0010.

Item 8:           Redemption or Repurchase.

Redemptions are processed on any date on which the Portfolio is open for business and are effected at the Portfolio's net asset value next determined after the Portfolio receives a redemption request in good form.


Payment for redeemed units will be made promptly, but in no event later than seven days after receipt of the redemption request in good form. However, the right of redemption may be suspended or the date of payment postponed in accordance with the rules under the 1940 Act. The Portfolio reserves the right upon 30-days' written notice to redeem, at net asset value, the units of any unitholder whose account has a value of less than $1,000,000 as a result of voluntary redemptions. Redemptions are taxable events, and the amount received upon redemption may be more or less than the amount paid for the units depending upon the fluctuations in the market value of the assets owned by the Portfolio.


Item 9:           Pending Legal Proceedings.
                  Not Applicable.

                                     PART B
Item 10:          Cover Page.
                  Not applicable.

Item 11:          Table of Contents.
                  Not applicable.

Item 12:          General Information and History.
                  Not applicable.

Item 13:          Investment Objectives and Policies.

Please refer to Item 4 of Part A for the objectives of the Portfolio.

The section entitled "Additional Investment Policies" and the portfolio turnover rate information in the last paragraph of the section entitled "Security Transactions" in Part B of the Feeder Fund Filing are incorporated herein by reference.

Item 14:          Management of the Fund.

The board members and officers information in the section entitled "Board Members and Officers" in Part B of the Feeder Fund Filing is incorporated herein by reference.

Item 15:          Control Persons and Principal Holder of Securities.

As of Sept. 30, 1997, the following entities held more than 5% of the outstanding units of the
Portfolios:
------------------------------------ ----------------------------------- -----------------------------------
Portfolio                            Unitholder                          Percentage of ownership
------------------------------------ ----------------------------------- -----------------------------------
------------------------------------ ----------------------------------- -----------------------------------
Balanced                             IDS Mutual                                        99.98%
------------------------------------ ----------------------------------- -----------------------------------
------------------------------------ ----------------------------------- -----------------------------------
Equity                               IDS Stock Fund                                    99.98%
------------------------------------ ----------------------------------- -----------------------------------
------------------------------------ ----------------------------------- -----------------------------------
Equity Income                        IDS Diversified Equity Income Fund                99.96%
------------------------------------ ----------------------------------- -----------------------------------
------------------------------------ ----------------------------------- -----------------------------------
Total Return                         IDS Managed Allocation Fund                       99.98%
------------------------------------ ----------------------------------- -----------------------------------

Item 16:          Investment Advisory and Other Services.

Agreements

Investment Management Services Agreement

The "Investment Management Services Agreement" subsection of the section entitled "Agreements" in Part B of the Feeder Fund Filing is incorporated herein by reference.

Transfer Agency and Administration Agreement


The Trust, on behalf of the Portfolio, has a Transfer Agency and Administration Agreement with the Advisor. This Agreement governs the responsibility for administering and/or performing transfer agent functions, for acting as service agent in connection with dividend and distribution functions and for performing unitholder account administration agent functions in connection with the issuance, exchange and redemption or repurchase of the Portfolio's units. The fee is determined by multiplying the number of unitholder accounts at the end of the day by a rate of $1 per year and dividing by the number of days in that year.


Placement Agency Agreement

Pursuant to a Placement Agency Agreement, American Express Financial Advisor Inc. acts as placement agent of the units of the Trust.

Custodian


The "Custodian Agreement" subsection of the section entitled "Agreements" in Part B of the Feeder Fund Filing is incorporated herein by reference.


Item 17:          Brokerage Allocations and Other Practices.

Security transactions

All paragraphs except the last paragraph in the section entitled "Security Transactions" in Part B of the Feeder Fund Filing are incorporated herein by reference.

Brokerage commissions paid to brokers affiliated with the Advisor

The section entitled "Brokerage Commissions Paid to Brokers Affiliated with the Advisor" in Part B of the Feeder Fund Filing is incorporated herein by reference.

Item 18:          Capital Stock and Other Securities.

The information in response to this item is provided in addition to information provided in Item 6 of Part A.


The Declaration of Trust dated Oct. 2, 1995, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, authorizes the issuance of units of beneficial interest in the Trust without par value. Each unit of a Portfolio has one vote and shares equally in dividends and distributions, when and if declared by the board, and in each Portfolio's net assets upon liquidation. All units, when issued, are fully paid and non-assessable. There are no preemptive, conversion or exchange rights.

The board may classify or reclassify any unissued units of the Trust into units of any series by setting or changing in any one or more respect, from time to time, prior to the issuance of such units, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, or qualifications, of such units. Any such classification or reclassification will comply with the provisions of the 1940 Act.

The overall management of the business of the Portfolio is vested with the board members. The board members approve all significant agreements between the Portfolio and persons or companies furnishing services to the Portfolio. The day-to-day operations of the Portfolio are delegated to the officers of the Trust subject to the investment objective and policies of the Portfolio, the general supervision of the board members and the applicable laws of the Commonwealth of Massachusetts.


Generally, there will not be annual meetings of unitholders. Unitholders may remove board members from office by votes cast at a meeting of unitholders or by written consent.

Under Massachusetts law, unitholders could, under certain circumstances, be held liable for the obligations of the Trust. However, the Declaration of Trust disclaims unitholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust. The Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any unitholder of the Trust held liable on account of being or having been a unitholder. Thus, the risk of a unitholder incurring financial loss on account of unitholder liability is limited to circumstances in which the Trust would be unable to meet its obligations wherein the complaining party was held not to be bound by the disclaimer.

The Declaration of Trust further provides that the board members will not be liable for errors of judgment or mistakes of fact or law. However, nothing in the Declaration of Trust protects a board member against any liability to which the board member would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involving the conduct of his or her office. The Declaration of Trust provides for indemnification by the Trust of the board members and officers of the Trust except with respect to any matter as to which any such person did not act in good faith in the reasonable belief that his or her action was in or not opposed to the best interests of the Trust. Such person may not be indemnified against any liability to the Trust or the Trust unitholders to which he or she would otherwise be subjected by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. The Declaration of Trust also authorizes the purchase of liability insurance on behalf of board members and officers.

Item 19:          Purchase, Redemption and Pricing of Securities Being Offered.

The information in response to this item is provided in addition to information provided in Items 7 and 8 in Part A.


Redeeming Units


Unitholders have a right to redeem units at any time. For an explanation of redemption procedures, please see Item 8 in Part A.

During an emergency, the board can suspend the computation of net asset value, stop accepting payments for purchase of units or suspend the duty of the Portfolio to redeem units for more than seven days.
Such emergency situations would occur if:

`The New York Stock Exchange closes for reasons other than the usual weekend and holiday closings or trading on the Exchange is restricted, or

`Disposal of the Portfolio's securities is not reasonably practicable or it is not reasonably practicable for the Portfolio to determine the fair value of it net assets, or

`The SEC, under the provisions of the 1940 Act, as amended, declares a period of emergency to exist.

Should the Portfolio stop selling units, the board members may make a deduction from the value of the assets held by the Portfolio to cover the cost of future liquidations of the assets so as to distribute fairly these costs among all unitholders.


Redemptions by the portfolio


The Portfolio reserves the right to redeem, involuntarily, the units of any unitholder whose account has a value of less than a minimum amount but only where the value of such account has been reduced by voluntary redemption of units. Until further notice, it is the policy of the Portfolio not to exercise this right with respect to any unitholder whose account has a value of $1,000,000 or more. In any event, before the Portfolio redeems such units and sends the proceeds to the unitholder, it will notify the unitholder that the value of the units in the account is less than the minimum amount and allow the unitholder 30 days to make an additional investment in an amount which will increase the value of the accounts to at least $1,000,000.


Redemptions in kind


The Trust has elected to be governed by Rule 18f-1 under the 1940 Act, which obligates the Portfolio to redeem units in cash, with respect to any one unitholder during any 90-day period, up to the lesser of $250,000 or 1% of the net assets of the Portfolio at the beginning of such period. Although redemptions in excess of this limitation would normally be paid in cash, the Portfolio reserves the right to make payments in whole or in part in securities or other assets in case of an emergency, or if the payment of such redemption in cash would be detrimental to the existing unitholders of the Trust as determined by the board. In such circumstances, the securities distributed would be valued as set forth in Item 8 of Part A. Should the Portfolio distribute securities, a unitholder may incur brokerage fees or other transaction costs in converting the securities to cash.

Despite its right to redeem units through a redemption-in-kind, the Portfolio does not expect to exercise this option unless that Portfolio has an unusually low level of cash to meet redemptions and/or is experiencing unusually strong demands for cash.

Valuing portfolio interests

The number of units held by each unitholder is equal to the value in dollars of that unitholder's interest in the Portfolio. The dollar value of a unitholder's interest in the Portfolio is determined by multiplying the unitholder's proportionate interest by the net asset value of that Portfolio.


In determining net assets before unitholder transactions, the securities held by the Portfolio are valued as follows as of the close of business of the New York Stock Exchange (the Exchange):

`Securities, except bonds other than convertibles, traded on a securities exchange for which a last-quoted sales price is readily available are valued at the last-quoted sales price on the exchange where such security is primarily traded.

`Securities traded on a securities exchange for which a last-quoted sales price is not readily available are valued at the mean of the closing bid and asked prices, looking first to the bid and asked prices on the exchange where the security is primarily traded and, if none exist, to the over-the-counter market.

`Securities included in the NASDAQ National Market System are valued at the last-quoted sales price in this market.

`Securities included in the NASDAQ National Market System for which a last-quoted sales price is not readily available, and other securities traded over-the-counter but not included in the NASDAQ National Market System are valued at the mean of the closing bid and asked prices.

`Futures and options traded on major exchanges are valued at the last-quoted sales price on their primary exchange.

`Foreign securities traded outside the United States are generally valued as of the time their trading is complete, which is usually different from the close of the Exchange. Foreign securities quoted in foreign currencies are translated into U.S. dollars at the current rate of exchange. Occasionally, events affecting the value of such securities may occur between such times and the close of the Exchange that will not be reflected in the computation of the Portfolio's net asset value. If events materially affecting the value of such securities occur during such period, these securities will be valued at their fair value according to procedures decided upon in good faith by the board.

`Short-term securities maturing more than 60 days from the valuation date are valued at the readily available market price or approximate market value based on current interest rates. Short-term securities maturing in 60 days or less that originally had maturities of more than 60 days at acquisition date are valued at amortized cost using the market value on the 61st day before maturity. Short-term securities maturing in 60 days or less at acquisition date are valued at amortized cost. Amortized cost is an approximation of market value determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date.

`Securities without a readily available market price, bonds other than convertibles and other assets are valued at fair value as determined in good faith by the board. The board is responsible for selecting methods it believes provide fair value. When possible, bonds are valued by a pricing service independent from the Portfolio. If a valuation of a bond is not available from a pricing service, the bond will be valued by a dealer knowledgeable about the bond if such a dealer is available.

The Exchange, American Express Financial Advisors Inc. and the Portfolio will be closed on the following holidays: New Year's Day, Memorial Day Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Item 20:          Tax Status.


The information in response to this item is provided in Item 6 of Part A.


Item 21:          Underwriters.

The  information  in  response  to this item is provided in Item 7 of Part A and
Item 16 of Part B.

Item 22:          Calculation of Performance Data.
                  Not applicable.
Item 23:          Financial Statements.


The financial statements of Balanced Portfolio, Equity Portfolio, Equity Income Portfolio and Total Return Portfolio in Part B of the Feeder Fund Filing are incorporated herein by reference.

PART C. OTHER INFORMATION

Item 24.       Financial Statements and Exhibits

(a)     FINANCIAL STATEMENTS:

        The financial Statements of Balanced Portfolio, Equity Portfolio, Equity Income Portfolio and Total Return Portfolio in Part B of the Feeder Fund Filing we incorporated here in by reference.

(b)     EXHIBITS:

1.      Declaration of Trust, filed electronically on or about Nov. 1, 1995 as
        Exhibit 1 to Registrant's initial Registration Statement No.
        811-7393, is incorporated herein by reference.

2. Form of By-laws, filed electronically on or about April 18, 1996 as Exhibit 2 to Registrant's Amendment No. 2 to Registration Statement No. 811-7393, is incorporated herein by reference.

3.      Not Applicable.

4.      Not Applicable.

5. Copy of Investment Management Services Agreement between Growth and Income Trust and American Express Financial Corporation, dated May 13, 1996, filed electronically, as Exhibit 5 to Registrant's Amendment
        No. 3 to Registration Statement No. 811-7393 is incorporated by reference.

6.      Not Applicable.

7.      Not Applicable.

8(a).   Copy of Custodian Agreement, between Growth and Income
        Trust and American Express Trust Company dated May 13, 1996, filed electronically as Exhibit 8(a) to Registrant's Amendment No. 3 to Registration Statement No. 811-7393 is incorporated by reference.

8(b). Copy of Custody Agreement between Morgan Stanley Trust Company and IDS Bank & Trust dated May 1993 filed electronically as Exhibit 8(b) to Registrant's Amendment No. 3 to Registration Statement No. 811-7393 is incorporated by reference.

8(c). Copy of Custodian Agreement Amendment between Growth and Income Trust and American Express Trust Company, dated October 9, 1997, is filed electronically herewith as Exhibit 8(c).

9(a). Copy of Transfer Agency and Administration Agreement between Growth and Income Trust and American Express Financial Corporation, dated May 13 1996, filed electronically as Exhibit 9(a) to Registrant's Amendment No. 3 to Registration Statement No. 811-7393 is incorporated by reference.

9(b). Copy of Placement Agent Agreement between Growth and Income Trust and American Financial Advisors Inc., dated May 13, 1996, file electronically as Exhibit 9(b) to Registrant's Amendment No. 3 to Registration Statement No. 811-7393 is incorporated by reference.

10.     Not Applicable.

11.     Not Applicable.

12.     Not Applicable.

13. Copy of Subscription Agreement between Growth and Income Trust and Strategist Growth and Income Fund, Inc., dated April 16, 1996, filed electronically as Exhibit 13 to Registrant's Amendment No. 3 to Registration Statement No. 811-7393 is incorporated by reference.

14.     Not Applicable.

15.     Not Applicable.

16.     Not Applicable.

17.     Financial Data Schedules are filed electronically herewith as
        Exhibit 17.

18.     Not Applicable.

19(a). Trustees' Power of Attorney, dated January 8, 1997, filed electronically herewith as Exhibit 19(a).

19(b). Officers' Power of Attorney, dated November 21, 1997, is filed electronically herewith as Exhibit 19(b).

19(c). Directors' Power of Attorney, dated November 21, 1997, is filed electronically herewith as Exhibit 19(c).


Item 25.Persons Controlled by or Under Common Control with
        Registrant

          None.

Item 26.Number of Holders of Securities

                (1)                                         (2)
         Title of Class                        Number of Record Holders
         Units of                              as of November 20, 1997
                                               -----------------------
         Beneficial Interest

         Balanced Portfolio                                  2
         Equity Portfolio                                    2
         Equity Income Portfolio                             2
         Total Return Portfolio                              2

Item 27.       Indemnification

The Declaration of Trust of the registrant provides that the Trust shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he is or was a trustee, officer, employee or agent of the Trust, or is or was serving at the request of the Trust as a trustee, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, and the Trust may purchase liability insurance and advance legal expenses, all to the fullest extent permitted by the laws of the State of Massachusetts, as now existing or hereafter amended.

Any indemnification hereunder shall not be exclusive of any other rights of indemnification to which the trustees, officers, employees or agents might otherwise be entitled. No indemnification shall be made in violation of the Investment Company Act of 1940.

The Declaration of Trust is incorporated herein by reference to Registrant's initial Registration Statement No. 811-7393.

PAGE 1
American Express Financial Corporation is the investment advisor of the Portfolios of the Trust.

Item 29.     Principal Underwriters

             (a)  Not Applicable.
             (b)  Not Applicable.
             (c)  Not Applicable.

Item 30.     Location of Accounts and Records

             American Express Financial Corporation
             IDS Tower 10
             Minneapolis, MN  55440

Item 31.     Management Services

             Not Applicable.

Item 32.     Undertakings

             (a)  Not Applicable.
             (b)  Not Applicable.
             (c)  Not Applicable.

                                   SIGNATURES

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 26th day of November, 1997.


                  GROWTH AND INCOME TRUST


                  By /s/     William R. Pearce**
                   William R. Pearce, Chief Executive Officer


                  By /s/     Matthew N. Karstetter
                             Matthew N. Karstetter, Treasurer


Pursuant to the requirements of the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 26th day of November, 1997.

Signatures                                           Capacity

/s/  William R. Pearce*                              Trustee
     William R. Pearce


/s/  H. Brewster Atwater, Jr.*                       Trustee
     H. Brewster Atwater, Jr.


/s/  Lynne V. Cheney*                                Trustee
     Lynne V. Cheney


/s/  William H. Dudley*                              Trustee
     William H. Dudley


/s/  David R. Hubers*                                Trustee
     David R. Hubers

Signatures                                           Capacity


/s/  Heinz F. Hutter*                                Trustee
     Heinz F. Hutter


/s/  Anne P. Jones*                                  Trustee
     Anne P. Jones


/s/  Alan K. Simpson*                                Trustee
     Alan K. Simpson


/s/  Edson W. Spencer*                               Trustee
     Edson W. Spencer


/s/  John R. Thomas*                                 Trustee
     John R. Thomas


/s/  Wheelock Whitney*                               Trustee
     Wheelock Whitney


/s/  C. Angus Wurtele*                               Trustee
     C. Angus Wurtele


* Signed pursuant to Trustees' Power of Attorney dated January 8, 1997, file electronically as Exhibit 19(a) to Registrant's Amendment No. 4, by:



__________________________________
Leslie L. Ogg


** Signed pursuant to Officers' Power of Attorney dated April 11, 1996, file electronically as Exhibit 19(b) to Registrant's Amendment No. 2, by:



__________________________________
Leslie L. Ogg